Exhibit 99.1

NYSE: MMP

Date:	May 18, 2023

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream to Participate in the 20th Annual EIC Investor Conference

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Aaron Milford, chief executive officer, is scheduled to participate in a question and answer session about Magellan at the 20th Annual CEO & Investor Conference hosted by the Energy Infrastructure Council at 8:20 a.m. Eastern on Tuesday, May 23 in West Palm Beach, Florida.
The session will be moderated by Selman Akyol, Stifel equity research analyst, with a webcast available live on the day of the event on Magellan’s website at www.magellanlp.com/investors/webcasts.aspx and a replay available for at least 30 days.
In addition, management will be hosting meetings with institutional investors and research analysts during the conference. Magellan’s latest investor slide deck used to facilitate these meetings also will be available at www.magellanlp.com/investors/webcasts.aspx.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

###